South American Gold Signs Definitive Agreement
to Acquire Kata Enterprises

RICHMOND, INDIANA  March 2, 2011 -- South American Gold Corp. (OTCBB: SAGD) is pleased to announce it has entered into a definitive agreement to acquire privately-held Kata Enterprises Inc. (hereinafter referred to as “Kata”). South American Gold is assuming operational control of Kata through a special shareholder meeting of Kata, and has the option to acquire an ownership interest of up to one hundred percent (100%) over the next 18 months.

Kata is seeking to acquire the rights under a mineral concession for the area referred to as the Santacruz Gold Project.  The project comprises 1,843 hectares located in a well known gold-producing region in Southwest Colombia.  Within the concession are located the historic Delicia and San Antonio gold mines.  South American Gold’s technical teams began data review and compilation in December, and have been on-site since early January conducting their initial review of the project.  Technical personnel are in the process of preparing a plan for the initial exploration activities.  The acquisition agreement includes Kata Enterprises’ database on the project area.

On December 20, 2010, South American Gold signed a Letter of Intent  (hereinafter referred to as “LOI”) to acquire up to one hundred percent of the shares of Kata.  Kata owns 85% of Minera Nariño S.A.S., a gold exploration company in the department of Nariño located in Southwest Colombia.  The LOI contemplated, after an initial due diligence period, the signing of a definitive agreement with an initial purchase of a twenty-five percent interest in Kata.  This agreement furthermore contemplated South American Gold acquiring an additional seventy-five percent (75%) over an eighteen month period.

On February 25, 2011, South American Gold signed a definitive agreement to acquire twenty-five percent (25%) of Kata.  This required an initial payment of $500,000, an additional $500,000 to be paid upon certain requirements being met, including  registration of mining concessions in favor of Kata should it succeed in acquiring these rights, and the issuance of one million shares of restricted common stock of South American Gold.

Under the terms of the transaction, the South American Gold has the option to acquire the remaining seventy-five percent (75%) of the outstanding capital stock of Kata as follows:

South American Gold holds an option to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate fifty percent (50%) of the outstanding capital stock of Kata, by paying on or before August 25, 2011 an additional $1 million and issuing to the seller an additional one million shares of South American Gold’s common stock.

South American Gold holds an option that it could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate seventy-five percent (75%) of the outstanding capital stock of Kata, by paying on or before February 25, 2012 an additional $1 million and issuing to the seller an additional two million shares of South American Gold's common stock.

South American Gold holds an additional option that it could exercise to acquire an additional twenty-five percent (25%) of the outstanding capital stock of Kata, which would result in its acquisition of an aggregate one hundred percent (100%) of the outstanding capital stock of Kata, by paying on or before August 25, 2012 an additional $1 million and issuing to the seller one million shares of South American Gold's common stock.

Under the terms of the transaction, South American Gold would pay an aggregate of $4 million and issue four million shares of its common stock in order to acquire one hundred percent (100%) of the outstanding capital stock of Kata.  Further information on the transaction may be found in the Company's related 8-K filing with the SEC.

Raymond De Motte, CEO of South American Gold, stated: “We are pleased to have signed a definitive agreement that provides us the ability to acquire up to 100% of Kata Enterprises.   We will also continue to actively seek additional mining interests in Colombia”.

About South American Gold (OTCBB: SAGD)

The Company’s objective is to locate, explore and develop large-scale commercially viable gold deposits primarily in Latin America.  The Company focuses principally on geographic areas that are home to established gold deposits, including prospective districts with the potential to hold large deposits.

On behalf of the board,

Raymond De Motte
CEO, South American Gold Corp.

Investor Relations Contact:

Tel: 1-800-298-4023 or 1-765-356-9720
Fax: 1-800-691-5161 or 1-765-356-9719
Email: info@sagoldcorp.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings.